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                              TAX SHARING AGREEMENT



         This TAX SHARING AGREEMENT (this "Agreement") is dated as of January 21, 1999, by and among Lipha Americas, Inc. ("Lipha"), a Delaware corporation, Lipha Pharmaceuticals, Inc., a New York corporation, Lipha Tech, Inc., a Delaware corporation, Allergy Free II, Inc., a Delaware corporation, Allergy Free Limited Partner, Inc., a Delaware corporation, EM Pharma, Inc., a Delaware corporation, Dey, Inc. ("Dey"), a Delaware corporation, and Dey Limited Partner, Inc., a Delaware corporation.


                               W I T N E S S E T H


         WHEREAS, Lipha is the common parent of a group of corporations which group and the members thereof file consolidated federal income tax returns (the "Affiliated Group");

         WHEREAS, the fiscal year of the Affiliated Group is the calendar year;

         WHEREAS, the Affiliated Group intends to file a consolidated federal income tax return (as well as participate in certain consolidated, combined or unitary state, local and foreign income tax returns) for the current year and subsequent years;

         WHEREAS, the consolidated federal income tax return liability of the Affiliated Group is currently apportioned among its members in accordance with the method set forth in Code Section 1552(a)(1) and Treasury Regulation Section 1.1552-1(a)(1) and the Affiliated Group has elected to follow the method described in Treasury Regulation Section 1.1502-33(d)(3) with a 100 percent allocation to account for the use of the tax attributes of one member of the Affiliated Group by another member; and

         WHEREAS, the parties hereto desire to set forth their agreements with regard to their respective liabilities for Taxes (as defined below) for the taxable year beginning January 1, 1998 and all taxable periods thereafter, and to provide for certain other tax matters.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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                             Article 1 - Definitions

         For purposes of this Agreement:

         1.1 "Affiliated Group" means an affiliated group as defined in Code
Section 1504(a).

         1.2 "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any law which may be a successor thereto. A reference to any section of the Code means such section (or comparable provision of a successor law) as in effect from time to time.

         1.3 "Lipha Affiliated Group" means any group of corporations that are parties to this Agreement and that are required or permitted to file consolidated federal income tax returns or consolidated, combined or unitary local, state or foreign tax returns.

         1.4 "Member" means any corporation within the Lipha Affiliated Group.

         1.5 "Tax" or "Taxes" shall mean all federal, state, local or foreign taxes based upon or measured in whole or in part by net income, as well as any franchise or similar tax, together with interest, penalties and other additions thereto, imposed by the relevant Taxing Authority.

         1.6 "Tax Attribute" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, low income housing credit, credit for research activities, orphan drug credit, charitable deduction or any other credit or tax attribute (or carryforward or carryback thereof), including additions to basis of property, which could reduce any Tax, including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum taxes.

         1.7 "Taxing Authority" shall mean the Internal Revenue Service ("IRS") or any other domestic federal, state, local, or foreign governmental authority responsible for the administration of any Tax.

         1.8 "Tax Return" shall mean any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not payment is required to be made with respect to such filing).

         1.9 "Treasury Regulation" shall mean an income tax regulation promulgated by the U.S. Treasury Department under the Code. A reference to any section of the Treasury Regulations means such section as in effect from time to time and any comparable successor regulation.


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                         Article 2 - Tax Return Filings

         2.1 Designee. Lipha may substitute Dey, Inc., or any other Member, as its designee for purposes of the administration of this Agreement.

         2.2 Lipha Consolidated Federal Returns.

                  2.2.1 General. Lipha shall have sole and exclusive responsibility for the preparation and filing of all consolidated federal income Tax Returns for the Lipha Affiliated Group (such returns, collectively, the "Lipha Consolidated Federal Returns") and amendments thereto with the IRS.

                  2.2.2 Cooperation. Each Member shall furnish Lipha, at least forty-five (45) days before the extended due date of any Lipha Consolidated Federal Return, with its completed section of such Lipha Consolidated Federal Return, prepared in accordance with this Agreement, in accordance with instructions from Lipha and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. Each Member will also furnish Lipha with work papers and other such information and documentation as is reasonably requested by Lipha with respect to such Member.

         2.3 Lipha State, Local and Foreign Returns.

                  2.3.1 General. Lipha shall have sole and exclusive responsibility for the preparation and filing of all combined, consolidated or unitary state, local or foreign Tax Returns which are required to be filed by Lipha or a Member of the Lipha Affiliated Group (such returns, collectively, the "Lipha State, Local and Foreign Returns") and amendments thereto with the relevant Taxing Authority.

                  2.3.2 Cooperation. Lipha will timely advise a Member of its inclusion in any Lipha State, Local or Foreign Returns and the jurisdictions in which such returns will be filed. The relevant Member will evidence its agreement to be included in such return on the appropriate form(s) and will take such other actions as may be appropriate, in the opinion of Lipha, to carry out the purposes and intent of this Section 2.3, provided that such actions are not inconsistent with this Agreement. The relevant Member shall furnish Lipha, at least forty-five (45) days before the extended due date of any such Lipha State, Local and Foreign Returns, with its completed section of such Lipha State, Local and Foreign Returns, prepared in accordance with this Agreement, in accordance with instructions from Lipha and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. The relevant Member will also furnish Lipha with work papers and other such information and documentation as is reasonably requested by Lipha with respect to such Member.


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                         Article 3 - Lipha Tax Liability

         3.1 Lipha Consolidated Federal Return Liability. Except to the extent otherwise provided herein, Lipha shall be liable for all Taxes due in respect of all Lipha Consolidated Federal Returns, subject to reimbursement from the Members as contemplated by Article 4 of this Agreement (the "Lipha Consolidated Federal Return Liability").

         3.2 Lipha State, Local and Foreign Return Liability. Except to the extent otherwise provided herein, Lipha shall be liable for all Taxes due in respect of all Lipha State, Local and Foreign Returns, subject to reimbursement from the Members as contemplated by Article 4 of this Agreement (the "Lipha State, Local and Foreign Return Liability" and, collectively with the Lipha Consolidated Federal Return Liability, the "Lipha Consolidated Return Liability").


                     Article 4 - Allocation of Tax Liability

         4.1 Except to the extent otherwise provided in this Article 4, all Taxes due in respect of the Lipha Consolidated Return Liability shall be apportioned among the Members in accordance with the method set forth in Code
Section 1552(a)(1) and Treasury Regulation Section 1.1552-1(a)(1) and in Proposed Treasury Regulation Sections 1.1552-1(g) and (h). In addition, the Lipha Affiliated Group has elected to allocate additional amounts to reflect the absorption by one Member of the Tax Attributes of another Member pursuant to Treasury Regulation Section 1.1502-33(d)(3) with a 100 percent allocation (the "Percentage Method"). The parties hereto acknowledge and consent to the Percentage Method election. The amounts allocated under the Percentage Method shall be treated as allocations of Tax liability for purposes of Treasury Regulation Section 1.1552-1(b)(2).

         For purposes of calculating a Member's "separate return tax liability" as defined in Treasury Regulation Section 1.1552-1(a)(2)(ii), the following adjustments and modifications shall apply:

                  (a) Where Lipha State, Local and Foreign Return Liability is computed using an apportionment ratio based on the combined factors of the Members included in such Tax Return (the "group apportionment ratio"), the apportionment of net income or loss to each Member shall, subject to Section 7.7 hereof, be accomplished using the group apportionment ratio and not the separate apportionment ratio of such Member.

                  (b) Characterization of items of income, expense, gain or loss that are determined on a consolidated or combined basis in the calculation of Lipha Consolidated Return Liability (such as characterizations under Code
Section 1231) shall retain such characterization for purposes of determining the "separate return tax liability."

                  (c) The applicable Tax rate shall be the relevant maximum statutory rate in effect for corporations during the relevant taxable period.


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                  (d) Elections as to tax credits and tax computations which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by Lipha.

                  (e) Estimated tax payments made pursuant to Article 5 of this Agreement shall not be included in the computation of the separate return tax liability.

         4.2 Allocation of Interest and Penalties. Any interest imposed in connection with any Tax liability shall be allocated in the same manner as the underlying Tax liability. Any penalty imposed in connection with any Tax liability shall be the responsibility of the party whose action or inaction resulted in the imposition of such penalty; provided, however, that if such a determination cannot be made, the penalty shall be allocated in the same manner as the underlying Tax liability.

         4.3 Payments Under Sections 4.1 and 4.2. The total of any Tax liability allocated to each Member (other than Lipha) pursuant to Sections 4.1 and 4.2 of this Agreement (including amounts allocated as a result of a carryback) shall be paid by such Member to Lipha on or before the extended due date of the Lipha Consolidated Federal Return and the Lipha State, Local, or Foreign Returns for the relevant taxable period. Such payments from each Member shall be reduced by the estimated Tax payments made by such Member for such taxable period pursuant to Article 5 of this Agreement. For administrative or other reasons, Lipha may direct or allow the above payment to be made after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the Lipha Consolidated Federal Return or the Lipha State, Local, or Foreign Return, as the case may be, for the relevant taxable period is filed.

         4.4 Reimbursement of Members. Lipha shall use the total of any additional amounts allocated pursuant to the Percentage Method described in
Section 4.1 to reimburse those Members which had the Tax Attributes to which such additional amounts are attributable.


                       Article 5 - Estimated Tax Payments

         5.1 Each Member shall pay to Lipha quarterly installments of its estimated Federal, state, local and/or foreign Taxes. The amount of such payments for the first, second, third and fourth installments shall cumulatively equal 25 percent, 50 percent, 75 percent and 100 percent, respectively, of the estimated full-year Tax liability of such Member determined under Sections 4.1 and 4.2 above (including alternative minimum tax and environmental tax). Settlement for such payment shall be made on or before the due date of the applicable estimated Tax payment to be paid by Lipha. For administrative or other reasons, Lipha may direct or allow the above payment to be made after the prescribed date. Any overpayment of estimated tax shall be refunded by Lipha to the paying Member within thirty (30) days after the filing of the relevant


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Lipha Consolidated Federal Return or Lipha State, Local or Foreign Return,
subject to the provisions of Section 7.2 of this Agreement.


         Article 6 - Adjustments to Lipha Consolidated Return Liability

         6.1 General. If any adjustment in the Lipha Consolidated Return Liability is made as a result of an audit by the relevant Taxing Authority, the granting of a claim for refund, a final decision by a court, the carryback or carryforward of a loss, deduction or credit or any other similar circumstance, the Tax refund or Tax liability resulting therefrom, including any interest and penalties (an "Adjustment"), shall be allocated between the Members in accordance with the principles of this Agreement as if such Adjustments had been taken into account in the year to which they relate.


                      Article 7 - Miscellaneous Provisions

         7.1 Governing Law. This Agreement is made and shall be construed in all respect in accordance with the laws of the State of Delaware without regards to its conflicts of laws principles.

         7.2 Offset. No payment shall be required to be made by one party (the "first party") to another party (the "second party") pursuant to this Agreement to the extent that there is an amount then due and payable under this Agreement by the second party to the first party.

         7.3 Agent. It is understood and acknowledged that, in accordance with Treasury Regulation Section 1.1502-77, Lipha will be the agent, with full power of substitution, for all Members of the Affiliated Group with respect to all matters referred to therein. Lipha shall have authority to compromise or concede any Tax issues with respect to any Lipha Consolidated Federal Return or Lipha State, Local or Foreign Return, subject to the provisions of Section 7.5 of this Agreement.

         7.4 Reallocation. If for any reason the application of this Agreement results in an inequitable and unintended allocation, Lipha shall have the authority to reallocate items to eliminate or reduce the inequity, provided such reallocation is based on the principles of this Agreement.

         7.5 Effects of Deconsolidation. If any Member corporation ceases to be a Member of a Lipha Affiliated Group (a "Former Member"), this Agreement shall apply with respect to any period in which the income of the Former Member is included in the Lipha Consolidated Federal Return or any Lipha State, Local or Foreign Return. The Former Member shall remain liable to Lipha for payments required under this Agreement, including, but not limited to, payments of Tax and estimated Tax for periods in which the Former Member's income is


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included in a Lipha Consolidated Federal Return or any Lipha State, Local or
Foreign Return, and payments attributable to Adjustments referred to in Article 6 of this Agreement.

         Lipha and any Former Member shall promptly notify the other in writing upon the commencement of any Tax audit, administrative or judicial proceeding, or other similar matter (a "contest") that could affect the Lipha Affiliated Group or the Former Member. Each such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from the relevant Taxing Authority. Lipha shall be entitled to conduct and control any such contest. The Former Member shall be entitled to participate in any such contest and, at its own expense, may employ counsel separate from the counsel employed by Lipha. Lipha shall not, without the Former Member's prior written consent (which shall not be unreasonably withheld), admit any liability with respect to, or settle, compromise or discharge any claim on a basis that would prejudice the interests of such Former Member. The Former Member shall cooperate and provide reasonable access to books, records and other information needed in connection with any contest related to periods in which the Former Member was a Member of the Lipha Affiliated Group. This Section 7.5 shall survive the termination of this Agreement.

         7.6 New Members. The parties hereto specifically recognize that from time to time other companies may become Members of the Lipha Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained at Lipha's corporate headquarters. It will not be necessary for the other Members to re-execute the Agreement but the new Member may simply sign the existing Agreement and it will be effective as if the other Members had re-executed it.

         7.7 California Tax Sharing Agreement. The parties hereto acknowledge and consent to the continuing validity and effect of the California Tax Sharing Agreement, entered into between Lipha and EM Industries, Inc. on or about October 14, 1994, a copy of which is attached hereto as Annex A. The apportionment procedure set forth in Section 4.1 of this Agreement shall apply with respect to that portion of the California Tax liability allocated to Lipha under that California Tax Sharing Agreement; provided, however, that the California Tax liability of each Member, with the exception of Dey, shall be determined as though such Member were individually subject to California taxation (and was not part of a unitary business or group) and calculated using the separate apportionment ratio of such Member. Dey shall pay to Lipha the total amount of any remaining California Tax liability not reimbursed by other Members pursuant to this Section (or paid by EM Industries, Inc.).

         7.8 Amendments and Modifications. Any alteration, modification, addition, deletion, or other change in the relevant portions of the consolidated income tax return provisions of the Code or the regulations thereunder shall automatically be made applicable to this Agreement mutatis mutandis.

         7.9 Successors and Assigns. This Agreement shall not be assignable by any Member without the prior written consent of the other Members. This Agreement shall bind and inure


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to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

         7.10 Unenforceability. In the event any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, unless the unenforceability or invalidity thereof causes a substantial departure from the underlying intent and sense of the remainder of this Agreement, the validity and enforceability of the remaining provisions shall not be affected thereby, except those remaining provisions of which the unenforceable or invalid provisions comprise an integral part of from which they are otherwise clearly inseparable. In the event any provision is held unenforceable or invalid, the parties shall use their best efforts to agree upon an enforceable and valid provision which shall be a reasonable substitute for such unenforceable or invalid provision in light of the purpose of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         7.11 Disputes. Any matter not specifically covered by this Agreement shall be handled in the manner determined by Lipha in accordance with the general principles of this Agreement. Any dispute concerning the meaning, interpretation, or application of any provision of this Agreement will be reviewed by Lipha. If any disagreement remains after such review, that disagreement will be resolved by arbitration. In such case, the arbitrator will be a retired or former judge of the United States Tax Court or such other qualified person as the relevant parties may agree to designate, provided that such individual has had substantial experience with regard to settling complex Tax disputes. The decision of the arbitrator will be final and binding on the relevant parties. The arbitrator shall allocate the costs of arbitration, including fees for attorneys and accountants, to the relevant parties in the same manner as any underlying Tax liability.

         7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


                          Article 8 - Effective Period

         8.1 This Agreement shall be effective for the taxable year 1998 and all taxable periods subsequent to 1998, subject to Section 8.2 hereof.

         8.2 Subject to Section 7.5 hereof, this Agreement will terminate as to any party when such party ceases to be a Member of any Lipha Affiliated Group, provided that this Agreement shall remain in full force and effect with respect to the other parties as long as two or more parties hereto continue to be Members. Notwithstanding the foregoing, in the event any Member corporation ceases to be a Member of the Affiliated Group for any reason whatsoever, this Agreement shall remain in full force and effect with respect to such Member's inclusion in


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any Lipha State, Local or Foreign Return. The termination of this Agreement shall not relieve any party of any obligation arising hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and attested.


LIPHA AMERICAS, INC.                     DEY, INC.


By: /s/ Pamela R. Marrs                  By: /s/ Charles A. Rice
    ---------------------------              --------------------------
    Name: Pamela R. Marrs                    Name: Charles A. Rice
    Title: Vice President-                   Title: President and CEO
           Finance

LIPHA PHARMACEUTICALS, INC.              DEY LIMITED PARTNER, INC.


By: /s/ Anita M. Goodman                 By: /s/ Pamela R. Marrs
    ---------------------------              --------------------------
    Name:   Anita M. Goodman                 Name: Pamela R. Marrs
    Title:  Exec. Vice-Pres. & COO           Title: Executive Vice
                                                    President and CFO



ALLERGY FREE II, INC.                    LIPHA TECH, INC.


By: /s/ Charles A. Rice                  By: /s/ T.H. Winkofske
    ---------------------------              --------------------------
    Name: Charles A. Rice                    Name:  T.H. Winkofske
    Title: Chairman                          Title: President


ALLERGY FREE LIMITED PARTNER, INC.       EM PHARMA, INC.


By: /s/ Charles A. Rice                  By: /s/ Charles A. Rice
    ---------------------------              --------------------------
    Name: Charles A. Rice                    Name: Charles A. Rice
    Title: President and CEO                 Title: President and CEO


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